Exhibit 10.3.6

EXECUTION COPY

AMENDMENT NO. 5 AND WAIVER TO CREDIT AGREEMENT

This AMENDMENT NO. 5 AND WAIVER TO CREDIT AGREEMENT (this “Amendment”) is made as of June 12, 2014 (the “Effective Date”), by and among CONNECTURE, INC. (the “Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association, as Agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Credit Agreement, dated as of January 15, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers failed to comply with the covenants set forth in Section 7(c) of the Credit Agreement commencing on March 12, 2014 and ending on the Effective Date (as a result of the terms set forth herein ) and Section 7(d) of the Credit Agreement for the monthly periods ending March 31, 2014 and April 30, 2014 (collectively, the “Specified Defaults”);

WHEREAS, the Borrowers wish to enter into an amendment to the Second Lien Credit Agreement to, among other things, increase the amount of the Second Lien Debt incurred thereunder;

WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement and waive the Specified Defaults; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of, and waive the Specified Defaults under, the Credit Agreement on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendments to Credit Agreement. Effective as of the Effective Date, the Credit Agreement shall be amended as follows:

(a). Schedule 1.1 of the Credit Agreement is amended by deleting the definition of “EBITDA” in its entirety and replacing it with the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period:

(a) Borrowers’ consolidated net earnings (or loss),

minus

(b) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development, labor, or commission/incentive costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R,

plus

(c) without duplication, the sum of the following amounts of Borrowers for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring non-cash losses,

(ii) Interest Expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) (A) with respect to the Merger, costs, reasonable fees to Persons (other than any Borrower, Sponsor or any of their Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 180 days of the Closing Date; provided that the amounts necessary to pay all of such costs, fees, charges, or expenses are actually funded on the Closing Date as reflected in the sources and uses delivered to Agent that is acceptable to Agent; provided further that (i) the amounts necessary to pay all of such costs, fees, charges, or expenses are actually funded on the Closing Date or (ii) such amounts do not exceed $1,750,000 in the aggregate (including the one-time transaction fee payable to the Sponsor in accordance with Section 6.10(d)) and are paid within 185 days of the Closing Date, (B) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrowers or any of their Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition, (i) up to an aggregate amount (for all such items in this clause (B)) for such Permitted Acquisition not to exceed the greater of (1) $1,500,000 and (2) 5.0% of the Purchase Price of such Permitted Acquisition and (ii) in any amount to the extent such costs, fees, charges, or expenses in this clause (B) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Administrative Borrower contemporaneously made by Permitted Holders,

(vi) (A) with respect to the Merger: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP; and (B) with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrowers’ independent auditors, in each case, as determined in accordance with GAAP,

(vii) fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrowers and their Subsidiaries,

(viii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix) one time non-cash restructuring charges,

(x) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(xi) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

in each case, determined on a consolidated basis in accordance with GAAP,

For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), any Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, and (b) EBITDA for the fiscal quarter ended June 30, 2012, shall be deemed to be $-258,317 and (c) EBITDA for the fiscal quarter ended September 30, 2012, shall be deemed to be $-1,407,000.

(b). Schedule 1.1 of the Credit Agreement shall be amended by adding the following definitions in the proper alphabetical order:

(i).	“Covenant Trigger Date” has the meaning specified in Section 7(c).

(ii).	“Second Lien Debt” has the meaning specified in the Second Lien Intercreditor Agreement.

(iii).	“Updated Projections” means Projections in form and scope as required pursuant to clause (f) of Schedule 5.1 to the Credit Agreement and acceptable to the Agent in its reasonable discretion, and that shall be delivered to the Agent by the Borrowers as soon as available, but no later than (a) in respect of Section 7(b), five (5) Business Days following the Covenant Trigger Date and (b) in respect of Section 7(d) within the time period required pursuant to clause (f) of Schedule 5.1.

(c). Schedule 1.1 to the Credit Agreement shall be amended by deleting the definition of “Second Lien Obligations” in its entirety.

(d). Each of Sections 6.6(b)(i)(D) and 6.15 shall be amended by deleting each reference to the term “Second Lien Obligations” therein in its entirety and replacing it with the term “Second Lien Debt” in lieu thereof.

(e). Section 7(a) shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(a) Fixed Charge Coverage Ratio. From and after the Covenant Trigger Date, have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.10:1.00.

(f). Section 7(b) shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(b) Total Leverage Ratio. From and after the Covenant Trigger Date, have a Total Leverage Ratio, measured on a quarter-end basis for each applicable period, of no greater than that amount to be mutually and reasonably agreed between the Borrowers and the Agent (each acting in good faith), for each of the applicable periods thereafter, such agreement to occur within thirty (30) days following delivery by the Borrowers to the Agent of the Updated Projections.

(g). Section 7(c) shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof:

(c) Liquidity. From and after June 12, 2014, maintain Liquidity at all times in an amount of not less than $5,000,000; provided, however that solely in the event that (i) the Borrowers achieve a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of no less than 1.25:1.00 for two consecutive quarters, as evidenced and demonstrated in a Compliance Certificate in form and substance acceptable to the Agent and (ii) the Agent and the Borrowers shall have agreed to the applicable Total Leverage Ratios as required pursuant to Section 7(b) (the date of satisfaction of each of the conditions set forth in clauses (i) and (ii) herein above, the “Covenant Trigger Date”), then Borrowers shall no longer be required to comply with the Liquidity covenant set forth in this Section 7(c).

(h). Section 7(d) shall be amended by deleting such subsection in its entirety and replacing it with the following in lieu thereof::

(d) EBITDA. Achieve EBITDA, measured on a year-to-date basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

EBITDA	For the period beginning on January 1, 2014 and ending on:
($8,000,000)	May 31, 2014
($8,500,000)	June 30, 2014
($9,500,000)	July 31, 2014
($8,750,000)	August 31, 2014
($5,500,000)	September 30, 2014
($3,500,000)	October 31, 2014
($2,000,000)	November 30, 2014
$3,500,000	December 31, 2014

; provided, however for the period beginning on January 1, 2015 and for each monthly period ending thereafter, the required amount of EBITDA required to be achieved on a year-to-date basis shall be such amount as shall be mutually and reasonably agreed between the Borrowers and the Agent (each acting in good faith), within thirty (30) days following delivery by the Borrowers to the Agent of the Updated Projections. In the event that the Borrowers and the Agent are unable to agree to such EBITDA amounts for the applicable periods thereafter in accordance with the terms hereof, then it shall be an Event of Default under Section 8.2(a) of this Agreement.

2. Waiver.

(a) Pursuant to the request of the Borrowers and in reliance upon the representations and warranties of the Borrowers described herein, the Agent and the Lenders hereby waive the Specified Defaults and any Default or Event of Default that occurred (or would have otherwise occurred) as a direct result of the failure of the Loan Parties to comply with the covenants set forth in Sections 7(c) commencing on March 12, 2014 and ending on the Effective Date (as a result of the terms set forth herein ) and 7(d) of the Credit Agreement for the monthly periods ending March 31, 2014 and April 30, 2014.

(b) The waiver in this Section 2 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

3. Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:

(a) Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b) Agent shall have received a fully executed amendment to the Second Lien Credit Agreement, in form and substance reasonably acceptable to Agent and relating to the matters addressed in this Amendment, as applicable.

(c) Agent and Second Lien Agent shall have executed an amendment to the Second Lien Intercreditor Agreement and such amendment shall be in form and substance satisfactory to Agent.

(d) Agent shall have received, on behalf of the Lenders party hereto, a fully earned, non-refundable fee equal to $155,000, which fee is due and payable in full on the Effective Date.

(e) The Borrowers shall have paid all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment, including, without limitation, legal fees and expenses of counsel to the Agent.

(f) The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(g) Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4. Representations and Warranties. Each Borrower represents and warrants to Agent and the Lenders as follows:

(a) Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower. No other corporate proceedings are necessary to consummate such transactions.

(b) Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

5. Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

7. Reference to and Effect on the Loan Documents.

(a) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b) Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

8. Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

9. Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

10. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Release; Covenant Not to Sue.

(a) Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release. If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

13. Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

DESTINATIONRX, INC.

By:	/s/ James Purko
Name:	James Purko
Title:	CFO

AMENDMENT TO CREDIT AGREEMENT

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WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Sara Townsend
Name:	Sara Townsend
Title:	Vice President

AMENDMENT TO CREDIT AGREEMENT

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